EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-187439) pertaining to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan,
(2)	Registration Statement (Form S-3 No. 333-192321) of Accelerate Diagnostics, Inc.,
(3)	Registration Statement (Form S-3 No. 333-194474) of Accelerate Diagnostics, Inc., and
(4)	Registration Statement (Form S-8 No. 333-199992) pertaining to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan;

of our reports dated February 26, 2015, with respect to the financial statements of Accelerate Diagnostics, Inc. and the effectiveness of internal control over financial reporting of Accelerate Diagnostics, Inc., included in this Annual Report (Form 10-K) of Accelerate Diagnostics, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 26, 2015